Exhibit 4.58
LOAN AGREEMENT
THIS LOAN AGREEMENT (the "Agreement") is made on 24 October 2016 by and between:
1.          GRADY PROPERTIES CORPORATION S.A., a public limited company ("societe anonyme") incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at, 22, Avenue de la Liberte, L-1930 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies' Register under number B 191527 (the "Lender") and
2.          AEGEAN MARINE PETROLEUM S.A., a company incorporated under the laws of the Republic of Liberia, whose registered office is at 80, Broad Street, Monrovia, Liberia and a place of establishment at 36, Vyronos street, Nicosia, Cyprus (the "Borrower")
The Lender and the Borrower are hereinafter individually referred to as a "Party" and collectively as the "Parties".
RECITALS
(A)          Whereas, the Lender and the Borrower agreed that the Lender shall grant a loan facility to the Borrower to finance the Borrower's general business activities.
(B)          Whereas the Borrower accepts the loan and agrees to repay it and pay interest, all under the terms set out bellow.
NOW THEREFORE FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES HEREIN CONTAINED THE PARTIES HERETO AGREE AS FOLLOWS:
1.  INTERPRETATION
1.1  Definitions
In this Agreement, the following words and expressions will have the following definitions:
"Interest" The loan shall bear interest at an annual rate equal to 6%
"Repayment Date" means the 28 December 2016 and
"Facility Amount" means the maximum aggregate principal amount of this facility in the sum of US DOLLARS Twenty Five Million (US$ 25,000,000.00) which the Lender has agreed to lend to the Borrower pursuant to the terms of this Agreement by transferring the said amount to the following Bank account held in NATIONAL BANK OF FUJAIRAH, FUJAIRAH, U.A.E, A/C: 012000167353, IBAN: AE48 0380 00001200 0167 353, Benef: AEGEAN MARINE PETROLEUM LLC

"Loan" means the aggregate principal amount for the time being outstanding from the borrowers hereunder
1.2 Titles of the Clauses are only inserted for practical reference reasons and shall be ignored for the interpretation of the Agreement.
1.3 Terms defined in the singular shall have a correlative meaning when used in the plural and vice versa.
1.4 Any reference to a Clause refers to the relevant Clause in this Agreement.
2.   THE LOAN
Subject to the terms and conditions of this Agreement, the Lender shall make available to the Borrower the Loan. The Loan may be available for drawn down, until 31St October 2016 at the latest, in one or more tranche(s) as agreed between the Lender and the Borrower.
3.  REPAYMENT
3.1 Subject to the provisions of Clause 3.2 hereunder, the Borrower shall repay to the Lender the Loan plus any accrued and unpaid interest on or before the Repayment Date, unless otherwise agreed by the Parties.
3.2 The Lender may at any time and at its sole and unfettered discretion request the early repayment of the Loan plus any accrued and unpaid interest.
3.3 The Borrower may prepay the Loan by giving the Lender not less than two (2) days of prior whiten irrevocable notice duly signed by the Borrower, the Borrower may reborrow any amounts prepaid.
4.  EXPENSES — TAXES
The Borrower shall also be charged with any and all expenses, costs, stamp duties, taxes and fees under this Agreement, including all legal fees and costs which may be incurred for the enforcement of this Agreement, in case of non-repayment.
5. PAYMENTS
5.1 All payments under this Agreement will be made in USD
5.2 All payments by the Borrower pursuant to this Agreement to the Lender will be made to the bank account as the Lender will have notified to the Borrower from time to time.
5.3 All payments by the Borrower will be effected net of all tax deduction or withholding tax

6.  ASSIGNMENT
6.1 The Agreement will be binding for the Lender and for the Borrower and for their respective successors and beneficiaries.
6.2 No Party shall assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, or sub-contract the performance of any of its obligations under this Agreement in whole or in part without the written consent of the other Party.
7.  SECURITY
If, in the opinion of the Lender, it is necessary to secure the full and timely performance of the obligations of the Borrower under this Agreement, the Borrower shall be obliged to create security upon the request of the Lender within a reasonable period of time specified by the Lender (which shall, however, not be shorter than five (5) business Days after such request)
8.  SEVERABILITY
In case a provision of the present Agreement and/or of any other document executed pursuant to the present Agreement is invalid, illegal or inapplicable in any view by application of a law, the validity, the legality and applicability of the other provisions of the deed concerned shall not be affected.
9.  VARIATION
No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it. The expression `variation" shall include any variation, supplement, deletion or replacement however effected.
10.  COUNTERPARTS
This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.
11.  NOTICES
11.1 All notices shall be addressed as follows or at such other address as the relevant Party may hereafter designate by notice to the other Party hereto:
(i)  If to the Borrower:
AEGEAN MARINE PETROLEUM S.A.
36 Vyronos Str. Nicosia Cyprus

For the attention of the board of directors

(ii)  If to the Lender:
GRADY PROPERTIES CORPORATION S.A.

22, Avenue de la Liberte,
L-1930 Luxembourg,
Grand Duchy of Luxembourg
For the attention of the board of directors
12.  APPLICABLE LAW AND JURISDICTION
12.1 This Agreement and all amendments, supplements, modification, waivers and consents relating thereto or thereto shall be governed and construed and enforced in accordance with the laws of the Grand Duchy of Luxembourg.
12.2 Each Party agrees that any controversy, dispute or claim arising out of or relating to this Agreement, or the breach thereof, shall be brought before the competent courts of Piraeus.
IN WITNESS WHEREOF this Agreement has been executed by the Parties in two (2) original copies Effective Date.
THE LENDER	THE BORROWER

/s/ Chrystalla Yiallourou /s/ Kyriakos Kyriakou	/s/ Stavroula Fragkoulakis /s/ George Tzannakos
By: Chrystalla Yiallourou	By: Stavroula Fragkoulakis
Kyriakos Kyriakou	George Tzannakos
Title: Directors	Title: Directors

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